Exhibit 10.24

EXECUTIVE RETENTION AND SEVERANCE AGREEMENT

THIS EXECUTIVE RETENTION AND SEVERANCE AGREEMENT is made and entered into as of June 20, 2006 (the “Effective Date”), by and between Lemaitre Vascular, Inc., a Delaware corporation (the “Company”), and David B. Roberts (the “Executive”).

IN CONSIDERATION of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions.

“Cause” shall mean (a) the Executive’s failure or refusal to comply with reasonable explicit directives of the Company or to render the services reasonably required by the Company; or (b) misappropriation of any business opportunity; or (c) dishonesty, fraud, embezzlement or misappropriation of funds; or (d) indictment or charge of the Executive by applicable governmental authorities with, or being convicted of, any criminal offense which materially affects the Executive’s ability to perform his duties or the reputation of the Company; or (e) the material breach or neglect by the Executive of his duties as an executive of the Company; or (f) the Executive engaging in any intentional acts or making intentional statements which reflect adversely upon the Company, its affiliates or subsidiaries or their business, and which materially harm the Company, its affiliates or subsidiaries or their business; or (g) the Executive’s breach of that certain Employee Obligations Agreement between the Company and the Executive dated May 17, 2002 (the “Employee Obligations Agreement”).

“Disability” shall mean the inability to engage in the performance of the Executive’s duties with the Company for an aggregate of at least one hundred eighty (180) days in any three hundred sixty (360) day period by reason of a physical or mental impairment.

“Lump Sum Payment” shall mean a single payment of the applicable sum hereunder, paid to the Executive no later than thirty (30) days from the execution and delivery of the Release.

“Release” shall mean a document signed by the Executive and delivered to the Company which contains a full and complete release by the Executive of any and all known and unknown claims, demands and liabilities relating to the Executive’s service to the Company and/or the termination thereof (except for rights hereunder and under any stock option agreements), such release to be in such form as shall be reasonably designated by the Company (provided, the Executive need not release any sums due and payable to him under any other agreement or regular Company practice and not theretofore paid, nor any COBRA rights or similar rights to participation in fringe benefit plans specifically providing for continued participation, nor any right to defense or indemnification contained in the charter, by-laws or any D&O insurance coverage of the Company).

“Severance Pay” shall mean four weeks of the Executive’s base salary as of the date of Termination for each completed twelve-month period of the Executive’s service prior to the Termination, up to a maximum of fifty-two (52) weeks, less applicable withholding and other taxes.

“Termination” shall mean any termination of employment of the Executive by the Company without Cause, without Disability, and not occasioned by the death of the Executive. Notwithstanding anything to the contrary herein, a “Termination” shall not include termination of the employment of the Executive (a) by the Company for Cause or occasioned by death or Disability of the Executive, (b) as a result of the voluntary termination of employment by the Executive, or (c) by the Company in connection with a merger, reorganization, sale of the Company’s business, assets or similar transaction, provided that the Executive is immediately rehired on comparable terms by the Company’s successor entity.

2. Severance.

(a) Upon a Termination of the Executive, provided that the Executive complies with Sections 3 and 4 below, and subject to Section 5 below, the Executive shall receive the Severance Pay as a Lump Sum Payment.

(b) Upon a Termination of the Executive, provided that the Executive complies with Sections 3 and 4 below, and subject to Section 5 below, the Company will pay its customary share of the premiums for continuation of the Executive’s health coverage under COBRA (the “Premium Payments”) for four weeks for each completed twelve-month period of the Executive’s service prior to the Termination. If the Executive becomes eligible for alternative coverage from or under another employer’s group plan for any portion of the aforementioned period, the Company may discontinue the Premium Payments.

(c) The receipt by the Executive of the Severance Pay and the Premium Payments shall be in full and final satisfaction of the Executive’s rights and claims under this Agreement (or otherwise).

3. Release of Claims; Resignations. The Company may condition payment of the Severance Pay and Premium Payments upon (a) the prior delivery by the Executive of a signed non-disparagement agreement and of a Release, (b) the prior resignation by the Executive as an Officer and Director of the Company, and (c) the Executive’s prior delivery to the Company of all property of the Company which may be in the Executive’s possession, custody or control.

4. Transition Period. The Company shall have the option to, by written notice to the Executive within ten (10) days following a Termination, request that the Executive remain employed by the Company for such period following the Termination, not to exceed one hundred eighty (180) days, as the Company may elect (the “Transition Period”). If the Executive agrees to the Transition Period, then during the Transition Period the Executive shall remain a full time employee of the Company at the rate of compensation and with the same benefits as in effect on the date of the Termination, shall perform such duties consistent with his prior responsibilities as the Company shall request, and at the conclusion of the Transition Period shall be eligible for the Severance Pay and the Premium Payments. If the Company requests a Transition Period and the Executive does not agree to it by giving written notice to the Company within five (5) days following the Company’s notice to the Executive, the Executive not shall receive the Severance Pay or Premium Payments. The Company may at any time terminate the Executive during the Transition Period, in which case the Executive shall remain eligible for the Severance Pay and Premium Payments. The Executive may terminate his employment at any time during the Transition Period, but if the Executive shall fail or refuse to complete the Transition Period then the Executive shall not receive the Severance Pay or Premium Payments.

5. Employee Obligations Agreement. The Executive hereby ratifies and confirms each of the terms of the Employee Obligations Agreement. If the Executive is at any time found to have in any manner breached the Employee Obligations Agreement, then the Company’s duty to pay the Severance Pay or Premium Payments to the Executive shall terminate and the Executive shall immediately reimburse the Company for any Severance Pay payments made by the Company to the Executive and any Premium Payments made on the Executive’s behalf. For the avoidance of doubt, this section is not intended to in any way limit the Company’s rights in the event of a breach by the Executive of the Employee Obligations Agreement.

6. Effect of Agreement. This Agreement shall supersede all prior agreements, arrangements and understandings, whether written or oral, regarding the subject matter hereof and shall be the exclusive agreement for the determination of any compensation due to the Executive from the Company as a result of the Executive’s employment with the Company.

7. Modification of Agreement. This Agreement may be modified, amended or superceded only by a written agreement signed by the Executive and the Company and approved by the Compensation Committee of the Company’s Board of Directors.

8. Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the Commonwealth of Massachusetts, without regard to conflicts of laws principles thereof.

9. No Employment Agreement. The Executive acknowledges and understands that his employment with the Company is at-will and can be terminated by either party for no reason or for any reason not otherwise specifically prohibited by law. Nothing in this Agreement is intended to alter the Executive’s at-will employment status or obligate the Company to continue to employ the Executive for any specific period of time, or in any specific role or geographic location.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EXECUTIVE /s/ David B. Roberts David B. Roberts	LEMAITRE VASCULAR, INC. By: /s/ George W. LeMaitre George W. LeMaitre Chairman, President & CEO